Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of the 31st day of January, 2012 (the “Effective Date”) by and between GOLDEN STAR MANAGEMENT SERVICES COMPANY, a Delaware corporation, or its nominee (the “Company”) and MR. ROGER PALMER (the “Employee”), and acknowledged and consented to by the Company’s parent corporation, GOLDEN STAR RESOURCES LTD., a Canadian corporation (the “Golden Star”).

WHEREAS, the Company wishes to have the benefit of the Employee’s services; and

WHEREAS, the Employee wishes to be so employed by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, THE EMPLOYEE AND THE COMPANY HERETO AGREE AS FOLLOWS:

1. Employment.

(a) The Company shall employ the Employee, and the Employee shall serve in the employ of the Company and render exclusive and full-time services to the Company on the terms and conditions set forth in this Agreement. Employee acknowledges and agrees that the Company, in its sole discretion, may second the Employee to Golden Star, or to any other affiliate of Golden Star with or without a written secondment agreement, for all or any part of the term of this Agreement. In the event of such secondment, the Employee will operate as a seconded employee of the seconding affiliate.

(b) The Employee shall serve as Vice President and Chief Financial Officer of Golden Star and shall perform duties subject to the overall policies and directions of Golden Star’s President and Chief Executive Officer.

(c) The Employee shall not serve as a director, general partner or manager of any other entity without the prior written consent of each of the Board of Directors of the Company and Golden Star (the term “Board” to also include any committee of the Board when used herein).

(d) The Employee’s principal place of business with respect to his services to the Company shall be the Company’s offices in Littleton, Colorado or any successor office.

(e) The Employee acknowledges that he will be required to travel extensively and perform his duties in other locations, and the Employee shall undertake such amount of travel away from his principal place of employment as may reasonably be necessary to carry out his duties and responsibilities hereunder.

2. Term of Employment. The Agreement shall become effective on the Effective Date. Unless the Employee’s employment is terminated earlier as provided in Section 5, the term of the Employee’s employment under this Agreement (the “Term”) shall be for three (3) years from the Effective Date. The expiration of this Agreement at the end of the Term (“Expiration of Term”) shall not entitle Employee to payments or other benefits under Section 5(b)(ii).

3. Services. The Employee shall devote his entire business time, best efforts, skills and attention to the Company in fulfilling his duties and responsibilities hereunder faithfully and diligently. The Employee shall assume and perform to the best of his abilities the responsibilities of Vice President and Chief Financial Officer of Golden Star as well as such other responsibilities as may be assigned to him by the President and Chief Executive Officer of the Company or Golden Star and as are appropriate to the offices he holds. The Employee will engage in no other business or activity for compensation except for the management of his personal investments and any business or activity with respect to which he has received the prior written consent of each of the Board of Directors of the Company and Golden Star.

4. Compensation and Benefits. The Employee shall be entitled to the following benefits:

(a) The Company shall pay to the Employee, and the Employee hereby accepts, a salary (the “Base Salary”) at the rate of US$250,000 per annum, less all applicable deductions and withholdings. The Employee’s salary may be increased from time to time by the Board of Directors of the Company during the term of the Agreement and, upon any increase, such increased salary shall then become the Base Salary. The Base Salary shall be payable in equal bi-monthly installments in arrears.

(b) The Employee shall be entitled to participate in Golden Star’s Third Amended and Restated 1997 Stock Option Plan and in any successor option plan (the “Option Plan”).

(c) The Employee shall be eligible to participate in Golden Star’s Executive Management Performance Bonus Plan and in any successor bonus plan. Employee’s target bonus rate shall initially be 60% of annual Base Salary, and the bonus will be based on the achievement of a combination of personal key performance indicator objectives and Corporate key performance indicator objectives. The bonus rate and performance objectives shall be subject to annual review and approval by the President and Chief Executive Officer and the Board of Directors, in their sole discretion.

(d) The Company shall reimburse the Employee for all reasonable and documented travel, entertainment and other business expenses actually and properly incurred by him in connection to his duties hereunder. The Employee shall render expense accounts requesting reimbursements of his expenses hereunder within a reasonable period of time following such expense and in accordance with such documentation and verification as the President and Chief Executive Officer of the Company may from time to time require.

(e) The Employee shall be entitled to participate in such of the Company’s or Golden Star’s benefit and deferred compensation plans as are from time to time available to executive officers of the Company or Golden Star, including medical and dental health plans, life and disability insurance plans, supplemental retirement programs and other fringe benefit plans; provided, however, that the Employee’s benefits may be modified or the Employee may be denied participation in any such plan because of a condition or restriction imposed by law or regulation or third-party insurer or other provider relating to participation.

(f) The Employee shall be entitled to participate in any and all applicable group savings or retirement plans, or other fringe benefits of the Company or Golden Star as established from time to time in which executive officers are eligible to participate, provided that the Employee shall have fulfilled all eligibility requirements for such benefits.

(g) The Employee shall be entitled to five (5) weeks of paid vacation during each year of employment hereunder at such time or times as may be selected by the Employee and approved by the President and Chief Executive Officer of the Company. Vacation shall accrue and be administered in accordance with the Company’s policies and reasonable operating requirements. The Employee shall be entitled to all public holidays observed by the Company’s office to a maximum of ten (10) days per annum.

5. Termination. The Agreement and Employee’s employment may be terminated in the following manner. In each case, the Company shall have no obligations to the Employee following termination pursuant to Section 5, other than as set forth in this Agreement and as provided in any benefit plans in which the Employee is a participant at the date of termination.

(a) Upon Retirement:

(i) Except as provided otherwise in Section 5(a)(ii), Employee’s employment shall automatically terminate upon the Employee’s sixty-fifth birthday.

(ii) Upon recommendation from the President and Chief Executive Officer of Golden Star, the Board of Directors of the Company may, on or before the Employee’s sixty-fifth birthday and each subsequent birthday, approve the extension of his employment and this Agreement for one year, until his next birthday.

(iii) At the time of termination, the Employee shall be paid all accrued salary and accrued vacation pay in a lump sum payment, any benefits then due and payable under any plans of the Company or Golden Star in which the Employee is a participant in accordance with the provisions of the applicable plan, and reimbursement of any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the effective date of termination (“Accrued Compensation”).

(b) By the Company:

(i) For cause, immediately upon notice in writing from the Company to the Employee. For purposes of this Agreement, “cause” shall mean: (1) unless resulting from disability as defined in Section 5(b)(iv), the Employee’s material breach of any terms of this Agreement, if such material breach has not been cured within thirty (30) days following written notice of such breach to the Employee from the Company setting forth with specificity the nature of the breach or, if cure cannot reasonably be effected within such 30-day period, if the Employee does not commence to cure the breach within such 30-day period and thereafter pursue such cure continuously and with due diligence until cure has been fully effected; (2) the Employee’s willful dishonesty towards, fraud upon, crime against, bad faith action with respect to, deliberate or attempted injury to, or gross misconduct or material noncompliance with Golden Star’s policies and procedures which is materially injurious to Golden Star; (3) the Employee’s conviction for any felony crime (whether in connection with Golden Star’s affairs or otherwise); or (4) the Employee’s failure to comply with any lawful directive of the Board of Directors of Golden Star, the failure to comply with which is stated in such directive to be grounds for termination. At the time of termination for cause, the Company shall pay the Accrued Compensation to the Employee and Employee shall not be entitled to any other amount of severance pay.

(ii) Without cause, at any time upon the giving of seven (7) days prior written notice by the Company to the Employee. The Company shall pay to the Employee in cash or cash equivalent acceptable to the Employee, in a lump sum at the time of termination, Accrued Compensation plus, subject to the Employee signing and not revoking the General Release (defined below) and subject to the terms of the General Release, the Company shall also pay to the Employee in cash or cash equivalent acceptable to the Employee, in a lump sum on the 30th day after termination (or on the next business day, if the 30th day is a weekend day or a holiday), severance compensation (“Twelve Months Severance Compensation”) in an amount equal to 1.0 times the sum of (1) the Employee’s then current Base Salary, (2) the average of the target bonus for the Employee for the current year and the bonus paid to the Employee for the previous year, (3) the amount of employer contributions contributed to the Employee’s account for the most recent plan year before the termination date, under Administaff Retirement Services (ARS) 401k Plan or any successor plan and (4) the amount paid by the Company for welfare benefits on behalf of the Employee for the most recently ended fiscal year. However, to the extent that such payment exceeds two times the lesser of (1) the sum of Employee’s Base Salary and bonus under Golden Star’s Executive Management Performance Plan during the year prior to the year that includes the effective date of termination, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (“Code”) (US$245,000 in 2011) (“Separation Pay Limitation”), the amount of such payment in excess of the Separation Pay Limitation shall be withheld by the Company and paid on the six month anniversary of the Employee’s termination date or, if earlier, the Employee’s date of death.

(iii) Immediately and without notice upon the death of the Employee, in which case the Company shall have no further obligation to the Employee’s estate or representatives other than to pay Accrued Compensation up to and including the end of the month in which death occurred.

(iv) At any time upon 90-day notice in writing from the Company to the Employee, if the Employee shall by reason of disability has failed to perform his duties under the Agreement. During the 90-day notice period, the Employee shall be considered a full-time employee of the Company. The Employee’s disability means his incapacity due to physical or mental illness such that he is unable to perform his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) the concurring opinions of two licensed physicians (one selected by the Company and one by the Employee) or (2) the Employee has failed for any three consecutive months in any calendar year or for six months in the aggregate in any two successive calendar years to have performed substantially all of his duties under this Agreement by reason of physical or mental illness, as determined by the Board of Directors of Golden Star. Any such separation for disability shall be only as not prohibited by the Americans with Disabilities Act. Upon a termination pursuant to this Section 5(b)(iv), the Company shall pay to the Employee (1) at the time of termination Accrued Compensation, (2) such other payments as may then be due under any disability insurance policy of the Company in accordance with the terms of such policy and (3) payment of an amount equal to the cost of COBRA coverage for the Employee to continue to participate in applicable benefit plans for one year, paid on a monthly basis either directly to the benefit plan or as reimbursement to the Employee for such payments made by Employee; provided, however, that if Employee has a benefit plan other than COBRA, the Company shall pay, on a monthly basis, the cost of such benefit plan, up to the amount of the cost of COBRA coverage for one year, either directly to the plan or to Employee as a reimbursement of payments made by Employee.

(v) Immediately and without notice upon the Expiration of Term, in which case the Company shall have no further obligation to the Employee under this Agreement other than to pay Accrued Compensation up to and including the last day of the Term. In the Company’s sole discretion, the Company may continue Employee’s employment upon the Expiration of Term, and, in such event, Employee’s employment will continue on an at-will basis and may be terminated by either the Company or by the Employee at any time, for any reason, with or without cause, warning, or notice, and without any further obligations by either the Company or by Employee.

(c) By the Employee:

(i) for material breach of this Agreement by the Company, in which case the Employee shall have no further obligation to the Company immediately following the end of the Company’s period to remedy the material breach. The Company shall make a lump sum payment to the Employee in cash or cash equivalent acceptable to the Employee at the time of termination in an amount equal to Accrued Compensation plus, subject to the Employee signing and not revoking the General Release (defined below) and subject to the terms of the General Release, the Company shall make a lump sum payment on the 30th day after termination (or on the next business day, if the 30th day is a weekend day or a holiday) to the Employee in cash or cash equivalent acceptable to the Employee an amount equal to Twelve Months Severance Compensation, provided that the amount of such payment in excess of the Separation Pay Limitation shall be withheld by the Company and paid on the six month anniversary of the Employee’s termination date or, if earlier, the Employee’s date of death. For purposes of this clause, “material breach” shall include the occurrence of any of the following conditions:

(1) the material reduction by the Company of the Employee’s Base Salary or other benefits;

(2) the non-payment of compensation and provision of benefits;

(3) the material reduction by the Company or Golden Star of the Employee’s responsibilities or title; or

(4) any failure by the Company or Golden Star to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation or otherwise) or assign of the Company in accordance with Section 10(h);

provided that in the case of Employee’s allegation of material breach, (i) Employee shall provide written notice to the Company or Golden Star of the event alleged to constitute material breach within 90 days after the initial occurrence of such event, and (ii) the Company or Golden Star shall have the opportunity to remedy the alleged material breach event within 30 days of its receipt of notice of such allegation (the “Material Breach Cure Period”). If not remedied within the Material Breach Cure Period, Employee may submit a written notice of termination, provided that the notice of termination must be given no later than 30 days after the expiration of the Material Breach Cure Period; otherwise, Employee is deemed to have accepted such event, or the Company or Golden Star’s remedy of such event, that may have given rise to the existence of material breach; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Employee’s right to claim material breach with respect to future similar events.

(ii) voluntarily, if Sections 5(b)(i), 5(b)(ii), 5(c)(i) or 6 are not applicable, at any time upon three (3) months’ notice in writing to the Company, in which case the Company shall pay to the Employee in a lump sum at the time of termination Accrued Compensation up to and including the date of termination and Employee shall not be entitled to any other amount of severance pay. The Company may waive the requirement of written notice or the notice period in whole or in part, in which case Accrued Compensation shall be computed through the date on which termination would have occurred had the notice not been waived.

(d) Upon any termination of employment as set forth in this Section 5 or 6, the Employee shall, unless otherwise advised by the Company, do the following:

(i) Immediately resign all offices held (including directorships, if any) in Golden Star (and any subsidiary or other affiliated company of Golden Star and any entity in which Employee holds office at the direction of Golden Star) and, except as provided in this Agreement, the Employee shall not be entitled to receive any additional severance payment or additional compensation for loss of office or otherwise by reason of the resignation. If the Employee fails to resign as described herein, Golden Star is irrevocably authorized to appoint any other person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to such resignation; and

(ii) Promptly return to the Company all books of account, computer files, maps, records, reports and other documents, materials and property of the Company in the possession or control of the Employee.

(e) Except as provided in this Section 5, all amounts payable in cash or cash equivalent acceptable to Employee under this Section 5 shall, within the time periods set forth in the General Release (defined below), at the option of the Company be delivered to the Employee personally or be mailed to the Employee at the address referred to in Section 10(d).

(f) Prior to, and as an express condition precedent of, payment of the Twelve Months Severance Compensation or any amount in excess of the Separation Pay Limitation, as applicable, Employee shall sign, and not revoke, a complete and comprehensive release of all claims against Golden Star and all related entities and individuals in a form acceptable to Golden Star (the “General Release”) within thirty (30) days of termination.

6. Change of Control.

(a) In the event of a Termination Upon a Change in Control, Employee shall be entitled to Accrued Compensation and, subject to the Employee signing and not revoking the General Release and subject to the terms of the General Release, the Company shall pay to the Employee in a lump sum payment the Change of Control Severance on the 30th day after the date of termination (or on the next business day, if the 30th day is a weekend day or a holiday). However, the amount of such payment in excess of the Separation Pay Limitation shall be withheld by the Company and paid on the six month anniversary of the Employee’s termination date or, if earlier, the Employee’s date of death. For the avoidance of doubt, a Termination upon a Change of Control shall not constitute a termination under Section 5 of this Agreement, and the Employee shall not be entitled to any payment or benefits under Section 5. The Company shall have no further obligation to the Employee except as provided under this Agreement and in any benefit plans in effect at the date of termination which are applicable to Employee.

(i) “Termination Upon a Change in Control” shall mean a termination of the Employee by the Company without cause within twelve (12) months following a Change in Control (as defined below) or a termination by the Employee for Good Reason within 12 months following a Change in Control.

(ii) “Good Reason” shall mean any of the following (without the Employee’s express written consent):

(1) The assignment to the Employee by the Company or Golden Star of duties inconsistent with, or a substantial alternation in the nature or status of, the Employee’s responsibilities immediately prior to a Change in Control;

(2) a material reduction by the Company in the Employee’s compensation or benefits in effect on the date of a Change in Control;

(3) any material breach by the Company or Golden Star of any provision of this Agreement; or

(4) any failure by the Company or Golden Star to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation or otherwise) or assign of the Company in accordance with Section 10(h);

provided that in the case of Employee’s allegation of Good Reason, (i) Employee shall provide written notice to the Company or Golden Star of the event alleged to constitute Good Reason within 90 days after the initial occurrence of such event, and (ii) the Company or Golden Star shall have the opportunity to remedy the alleged Good Reason event within 30 days of its receipt of notice of such allegation (the “Good Reason Cure Period”). If not remedied within the Good Reason Cure Period, Employee may submit a written notice of termination, provided that the notice of termination must be given no later than 30 days after the expiration of the Good Reason Cure Period; otherwise, Employee is deemed to have accepted such event, or the Company or Golden Star’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Employee’s right to claim Good Reason with respect to future similar events.

(iii) A “Change in Control” shall be deemed to have occurred if (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan of Golden Star, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than thirty percent (30%) of the then outstanding voting stock of Golden Star; or (2) persons who are Incumbent Directors cease to constitute a majority of the Board of Directors of Golden Star; or (3) the shareholders of Golden Star approve a merger, consolidation or amalgamation of the Company with any other corporation, other than a merger, consolidation or amalgamation which would result in the voting securities of Golden Star outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of Golden Star or such surviving entity outstanding immediately after such merger, consolidation or amalgamation, or (4) the shareholders approve a plan of complete liquidation of Golden Star or the sale or disposition by Golden Star of all or substantially all of Golden Star’s assets in one or a series of related transactions.

(iv) “Incumbent Director” means any person who serves on the Board of Directors of Golden Star as of the date of this Agreement and any person who is added to the Board of Golden Star thereafter with the approval of a majority of the persons who are then Incumbent Directors.

(v) “Change of Control Severance” means an amount equal to (a) two times the sum of (1) the Employee’s Base Salary for the calendar year in which the termination became effective, (2) the average of the target bonus for the Employee for the current calendar year and the bonus paid to the Employee for the previous year, (3) the amount of employer contributions contributed to the Employee’s account for the most recent plan year before the termination date, under Administaff Retirement Services (ARS) 401k Plan or any successor plan, and (4) the amount paid by the Company for welfare benefits on behalf of the Employee for the most recent year, plus (b) a portion of the target bonus for the Employee for the current calendar year which is pro rata to the portion of such year prior to the Employee’s Change of Control Termination.

(b) In the event of a Termination Upon a Change of Control, the Company shall, at its sole expense, provide the Employee with outplacement services, the scope and provider of which shall be selected by the Employee in his sole discretion and the cost of which shall not exceed an amount equal to 10% of the Employee’s then current Base Salary. Such outplacement service expenses must be incurred by the Employee on or before the last day of the first taxable year following the year in which the Employee’s employment was terminated (the “Expense Deadline”). Payment requests for such expenses must be submitted by Employee no later than the ninetieth day before the Expense Deadline, and reimbursement payments to the Employee must be made on or before the last day of the second taxable year following the year in which the Employee’s employment was terminated.

(c) Prior to, and as an express condition precedent of, payment of the Change of Control Severance, any outplacement services, or any amount in excess of the Separation Pay Limitation, as applicable, Employee shall sign, and not revoke, the General Release.

7. Acceleration and Vesting of Stock Options. Subject to the terms of the Option Plan, all of the stock options granted to the Employee under the Option Plan shall become immediately exercisable and vested and shall remain exercisable for a period of 12 months from the date of termination of the Employee: (a) upon a Change of Control or (b) if (i) the Board of Directors of Golden Star shall fail at any given time to elect the Employee as a Vice President of Golden Star or to an executive position possessing comparable duties and responsibilities or (ii) should the Company terminate the Agreement or the employment of the Employee without cause. Notwithstanding any of the foregoing, under no circumstances shall an option remain exercisable for more than 10 years after the date it was granted.

8. Confidentiality and Restrictive Covenant. The Employee acknowledges that as a condition of his employment he is required to maintain the confidentiality of the Company’s confidential and proprietary information and, accordingly, acknowledges that he is a party to and continues to be bound by the Confidentiality and Restrictive Covenant Agreement dated as of the date of this Agreement between the Company and the Employee (the “Confidentiality Agreement”).

9. Golden Star Policies. The Employee agrees to comply with the written policies of Golden Star, including the Code of Ethics for Directors, Senior Executive and Financial Officers and other Executive Officers and the Business Conduct and Ethics Policy (including the Insider Trading Policy).

10. Miscellaneous.

(a) The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

(b) Should a court or other body of competent jurisdiction determine that any provision of this Agreement is invalid or unenforceable; such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws, and each of the parties submits to the non-exclusive jurisdiction of the courts of the State of Colorado.

(d) Any and all notices referred to herein shall be in writing and may be delivered by mail, by facsimile transmission or by hand. Notice shall be deemed given five days after mailing, if mailed in the United States by registered mail, on the date of actual receipt if given by facsimile transmission, or on the date of delivery, if delivered by hand.

Address for mailing, telecopy or delivery by hand shall be as follows:

•	To the Employee:

Mr. Roger Palmer
3555 E. Euclid Avenue
Centennial, CO 80121
UNITED STATES

•	To the Company:

Golden Star Management Services Company
10901 W. Toller Drive, Suite 300
Littleton CO 80127
UNITED STATES
Attention: President and CEO

Fax: +1-303-830-9094

Or such other address as either party may from time to time designate in writing.

(e) This Agreement is intended to comply with Code Section 409A and the Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed and administered accordingly. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, that the Company need not make any amendment that would cause the Company or Golden Star to incur any additional expense. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply:

For purposes of this Agreement, whenever and to the extent that it would be necessary to comply with the requirements of Section 409A, Employee’s employment will be treated as terminating when and only when Employee experiences a Separation from Service. For purposes of this Agreement, the term “Separation from Service” means when Executive dies, retires or otherwise has a termination of employment from the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, the Company or Golden Star in their sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Employee, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation Section 1.409A-3(j)(vii).

No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A. Each payment of benefits pursuant to Sections 5 or 6 shall be a separate payment to the maximum extent permitted by Section 409A.

The portion of any payment under this Agreement that would constitute a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4), would meet the requirements for separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii), or would otherwise be exempt from Section 409A shall be treated as a separately identified and determinable amount for purposes of Section 409A.

Notwithstanding any other provision in this Agreement, if (i) Employee is a “specified employee” on the date of the Employee’s “separation from service” within the meaning of Code Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i), and (ii) as a result of such separation from service the Employee would receive any payment that, absent the application of this paragraph, would be subject to the interest and additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(a)(2)(B)(i), then such payment shall be made on the date that is the earliest of: (A) the first day following the day that is six months after the Employee’s separation from service, (B) the Employee’s date of death, or (C) such other date on which such payment will not be subject to such interest and additional tax.

(f) (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or Golden Star to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would, absent the provisions of this Section 10(f), be subject to the excise tax imposed by Section 4999 of the Code, then the Payment shall be reduced to equal the maximum amount that may be paid to the Employee without triggering the application of the excise tax (a “Cutback”).

(ii) All determinations required to be made under this Section 10(f), shall be made by a certified public accounting firm designated by the Board (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the Change in Control, the Boards of Directors of the Company and Golden Star shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Employee agrees to report all Payments in a manner consistent with the determinations made by the Accounting Firm. Employee shall be entitled, to the extent permitted by Section 409A and other applicable law and in a manner that is not adverse to the Company or Golden Star, to elect, no later than five days following the receipt by Employee of the detailed supporting calculations referred to above, to reduce or modify the Payments so that, using the assumptions of the Accounting Firm, no Payment shall be treated as an “excess parachute payment.” Unless Employee shall have given prior written notice to the Company specifying a different order of Payments to be reduced, any Payments or acceleration to be reduced shall be determined in a manner that has the least economic cost to Employee, on an after-tax basis, and to the extent the economic cost is equivalent, such Payments shall be reduced in the inverse order of when the Payments or acceleration would have been made or provided to Employee until the reduction specified herein is achieved. Employee may specify the order of reduction of the Payments or acceleration only to the extent that doing so does not directly or indirectly alter the time or method of payment of any amount that is deferred.

(g) The parties hereby agree that any dispute or controversy arising out of or relating to this Agreement, the Employee’s employment with the Company, or the termination or cancellation of that employment or this Agreement, including without limitation any claim by the Employee under any federal, state or local law or statute regarding discrimination in employment, except as may be required to seek injunctive action under the Confidentiality Agreement, shall be settled by arbitration by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association from time to time in force. The hearing on any such arbitration shall be held in Denver, Colorado. If such Commercial Arbitration Rules and practices shall conflict with the Colorado Rules of Civil Procedure or any other provisions of Colorado law then in force, such Colorado rules and provisions shall govern. This submission and agreement to arbitration shall be specifically enforceable.

Within thirty (30) days after the receipt by one party of a written notice to arbitrate delivered by the other party, the parties shall mutually select the arbitrator. If the parties cannot agree on such arbitrator, the selection of the arbitrator shall be made in accordance with the procedures of the American Arbitration Association.

Awards shall be final and binding on all parties to the extent and in the manner provided by Colorado law. Each award shall expressly entitle the prevailing party to recover such party’s attorneys’ fees and costs, and the award shall specifically allocate such fees and costs between the parties. All awards may be filed by any party with the Clerk of the District Court in the City and County of Denver, Colorado, and an appropriate judgment entered thereon and execution issued therefore. At the election of any party, said award may also be filed, and judgment entered thereon and execution issued therefore, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered or its property.

(h) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee, provided that a deceased Employee’s right to payment hereunder may be assigned by will or the laws of descent and distribution.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

The Company or Golden Star will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or Golden Star would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” and “Golden Star” shall mean the Company or Golden Star as hereinbefore defined, as applicable, and any successor to each entity’s business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(i) This Agreement supersedes any and all prior written and oral employment agreements between Golden Star and the Employee and between the Company and the Employee and, together with the Confidentiality Agreement, represents the entire agreement between the Company and the Employee and may be amended, modified, superseded, or cancelled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall not affect the right at a later time to enforce the same.

(j) This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

(k) All compensation and benefits to the Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

SIGNING PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year appearing on page one of this Agreement.

GOLDEN STAR MANAGEMENT SERVICES COMPANY

By:	/s/ Thomas G. Mair	/s/ Monica Mumford
Name:	Thomas G. Mair	Witness
Title:	President & CEO

/s/ Roger Palmer		/s/ Monica Mumford
Roger Palmer		Witness

Acknowledged and Consented to by:

GOLDEN STAR RESOURCES LTD.

By:	/s/ Thomas G. Mair
Name:	Thomas G. Mair
Title:	President & CEO

CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

THIS CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT (the “Agreement”), made as of the 31st day of January, 2012 (the “Effective Date”) by and between GOLDEN STAR MANAGEMENT SERVICES COMPANY and MR. ROGER PALMER (the “Employee”).

WHEREAS Golden Star Management Services Company and the Employee are parties to an employment agreement dated as of the 31st day of January, 2012 (the “Employment Date”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

In connection with your employment with Golden Star Management Services Company and its affiliates (collectively the “Company”), you have access to financial, operating, technical and other information concerning the Company and its mining assets and specifically, but not limited to, the properties of the Company, or access to confidential records of the Company containing such information, some of which has not previously been made available to the public at large prior to the date hereof (“Confidential Information”).

You understand that Confidential Information received by you in the course of your employment with the Company is considered by the Company to be confidential in nature and you will treat it as such. In consideration for being employed by the Company as aforesaid, you agree to the covenants that follow and you will not, without the express written consent of the Company, use Confidential Information for any purpose other than to provide the employment services for which you were hired.

The term “person” as used herein shall be interpreted very broadly and shall include without limitation any corporation, company, partnership or individual.

You agree that you will not, either during the term of your employment with the Company, or at any time thereafter, disclose or reveal in any manner whatsoever, the Confidential Information to any other person, except as required to carry out the terms of your employment, nor shall you make any use thereof, directly or indirectly, for any purpose other than the purposes of the Company, and you shall not disclose or use for any purposes, other than those of the Company, the Confidential Information.

You are hereby advised that there are restrictions on the purchase of securities imposed by applicable Canadian and United States securities laws and other domestic and foreign laws relating to the possession and use of material information about a public company that has not previously been made available to the public at large.

In the event that your employment with the Company is terminated for any reason whatsoever, you agree that you shall return to the Company promptly any documents, photographs, magnetic tapes and other property containing Confidential Information which were received by you pursuant hereto without retaining copies thereof.

The provisions of this Agreement relating to Confidential Information will not apply to any part of such Confidential Information which you can clearly demonstrate to the reasonable satisfaction of the Company is now or subsequently becomes part of the public domain through no violation of this Agreement, or was in your lawful possession prior to its disclosure to you by the Company.

You shall not, without the Company’s prior written approval, at any time during the period of your employment and within two (2) years following the termination of your employment with the Company, (a) either individually or with any other person, whether as principal, agent, shareholder, officer, advisor, manager, employee or otherwise, solicit, recruit or employ any person who is a full time employee of the Company; or (b) individually or through any entity controlled by you, acquire, lease or otherwise obtain or control any beneficial, direct or indirect interest in mineral rights or other rights or lands within twenty five (25) kilometers of any mineral property in which the Company holds, contemplates acquiring or is negotiating to acquire an interest at the time of termination.

If, notwithstanding the prohibition set forth in the preceding paragraph, you acquire, lease or otherwise obtain or control any interest, directly or indirectly, in breach of the preceding paragraph, you shall notify the Company of such acquisition within the thirty (30) days immediately following the date of such acquisition and you agree, upon demand by the Company, to convey or cause to be conveyed such interest to the Company as soon as practicable thereafter, in consideration of the payment by the Company to you of the sum of US$1.00.

In the event of a breach of any of the covenants contained in this Agreement, it is understood that damages will be difficult to ascertain, and the Company may petition a court of law or equity for injunctive relief in addition to any other relief which the Company may have under the law or under this Agreement. Injunctive relief may be granted immediately upon the commencement of any such action, and the Company need not post a bond to obtain temporary or permanent injunctive relief.

By signing this Agreement, you represent and warrant to the Company as follows:

a. You acknowledge that the success of the Company’s business depends in large part on the protection of the Company’s Confidential Information, including its trade secrets. You acknowledge that your access to the Company’s Confidential Information, coupled with the personal relationships and goodwill between the Company and its customers, enables and will enable you to compete unfairly against the Company.

b. You have full power, authority, and capacity to enter into this Agreement and to perform the obligations hereunder. This Agreement has been executed voluntarily by you and constitutes a valid and binding agreement.

c. You have read this Agreement and have had the opportunity to have this Agreement reviewed by legal counsel.

d. To the best of your knowledge, your employment with Company has and will not (i) conflict with or result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) require any authorization, consent, approval, execution, or other action by or notice to any court or other governmental body under the provisions of, any other agreement or instrument to which you are bound or affected.

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e. Given the nature of the business in which the Company is engaged, the restrictions in this Agreement, including their geographic scope and duration, are reasonable and necessary to protect the legitimate interests of the Company.

f. As the Vice President and Chief Financial Officer of the Company, you are among the Company’s executive personnel, management personnel, or officers and employees who constitute professional staff to executive and management personnel. Moreover, you acknowledge this Agreement is designed and intended to protect the Company’s Confidential Information, including the Company’s trade secrets.

It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other right, power or privilege hereunder.

Should any provision or provisions of this Agreement be illegal or not enforceable, it or they shall be considered separate and severable from this Agreement and its remaining provisions shall remain in force and be binding upon the parties as though the provision or provisions had never been included.

Your obligations under this Agreement shall bind your heirs, executors and legal representatives, and the rights of the Company under this Agreement shall inure to the benefit of its successors and assigns.

This Agreement shall be governed and construed in accordance with the laws of the State of Colorado. You agree to submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute arising from or relating to this Agreement; however the Company is not limited to seeking relief in those courts.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year appearing on page one of this Agreement.

GOLDEN STAR MANAGEMENT SERVICES COMPANY

By:	/s/ Thomas G. Mair	/s/ Monica Mumford
Name:	Thomas G. Mair	Witness
Title:	President & CEO

/s/ Roger Palmer		/s/ Monica Mumford
Roger Palmer		Witness

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